RESOLUTIONS OF THE
BOARD OF DIRECTORS
OF UWHARRIE CAPITAL CORP

 WHEREAS, the persons named below are designated as "Reporting Persons" of Uwharrie Capital Corp (the "Company") for purposes of Rule 16a (Reporting Requirement) to the Securities and Exchange Commission ("SEC"):

 1.   Board of Directors      Uwharrie Capital Corp

 2.   Roger L. Dick   President and Chief Executive Officer
             Uwharrie Capital Corp

 3.   Brendan P. Duffey   Executive Vice President &
       Chief Operating Officer
            Uwharrie Capital Corp

 4.   Robert O. Bratton   Chief Financial Officer          Uwharrie Capital Corp

 5.   Barbara S. Williams  Executive Vice President & Controller
            Uwharrie Capital Corp

 6.   Christy D. Stoner   President & Chief Executive Officer
            The Strategic Alliance Corporation        (subsidiary of Bank of Stanly),
       Strategic Investment Group and BOS
       Agency Inc. and Chief Executive
            Officer Strategic Investment
       Advisors Inc. and Executive Vice
            President of Marketing - Uwharrie
            Capital Corp

 7.   Jeffrey M. Talley   President Strategic Investment         Advisors Inc.

 8.   Dana A. Maness   President Anson Bank & Trust Co.         (subsidiary bank)

 9.   W. D. "Bill" Lawhon, Jr.   President & Chief Executive Officer
            Bank of Stanly (subsidiary bank)

  10.  Patricia K. Horton         President & Chief Executive Officer
            Cabarrus Bank & Trust Company
            (subsidiary bank)

 FURTHER, all other officers of the Company are excluded from policymaking functions and, therefore, are not "Reporting Persons" of the Company.

 FURTHER, those persons named will be responsible for complying with the "Pre-Clearance Policy for Uwharrie Capital Corp Stock Transactions"

SEC "Reporting Persons" Resolution
UCC Board of Directors
January 18, 2011

as set forth by the Board of Directors and for notifying Tamara M. Singletary, who has been designated as the Company's contact person for stock matters, prior to engaging in any transaction involving or effecting any change in his/her beneficial ownership of equity securities of the Company including, without limitation, any change resulting from any private negotiation trade, market trade through the Company, gifts, custodial accounts, trusts, corporations, partnerships, marriages, deaths,incentive stock options, employee stock purchase plan, employee benefit plan, etc.) in order to prevent violations of Rule 16a and 16b.

 FURTHER, compliance with the reporting rules is the sole responsibility of the individual Reporting Persons and not the Company; however, Tamara M. Singletary will assist persons with reporting forms to ensure timely filings with the Securities and Exchange Commission (SEC).

 FURTHER, the "Reporting Persons" authorize and designate Roger L. Dick, Brendan P. Duffey, Robert O. Bratton, or Tamara M. Singletary to sign SEC Forms 3, 4 and 5 and file in their behalf, if needed.  Notice of this signature authorization will be given to the Securities and Exchange Commission by providing a copy of this resolution.

______   (Approved by UCC  Board of Directors  January 18, 2011)